Exhibit 4.17

NOVOGEN LIMITED ABN 37 063 259 754

6 September 2016

Ms Kate Hill

Sabio Solutions Pty Limited

ABN 65 612 360 862

XXXX

Dear Kate

Re: Letter of Appointment as Interim Company Secretary

I am pleased to confirm your appointment as Interim Company Secretary with Novogen Group (Novogen). As previously discussed with you, this Letter Agreement (Agreement) formalises Novogen’s engagement to work with you and serves as binding Agreement between you and Novogen.

1.	Services

Your commencement date will be 6 September 2016 (Commencement Date).

You will report to the Chairman of the Board of Directors (Chairman) and Chief Executive Officer (CEO) of the Novogen Group. Additionally, you will be liaising directly with the Management team of Novogen and the Board of Directors.

The purpose of your appointment is to provide company secretarial services via Sabio Solutions Pty Ltd (an entity of which you are a Director) to Novogen.

In addition to the Duties and Responsibilities listed in the Schedule, you will also provide corporate governance guidance and advice to the Chairman and CEO (Services).

2.	Terms of appointment

Novogen and you acknowledge that this Agreement is not an employment agreement and that you will not be entitled to receive any benefits given to employees of Novogen.

The appointment is for a duration of 6 months and is extendable by mutual agreement, starting on Commencement Date as set out in section 1.

You are expected to work two (2) days per week, for a total of fifteen (15) hours. You may be required to work additional hours from time to time.

In the event you undertake work for a third party within the Biotech sector you are required to notify the Company in advance of making a commitment to a third party. You agree not to undertake work with a third party which would directly put you into conflict with Novogen.

Your appointment will be reviewed by the CEO and the Chairman on or around the 1st January 2017.

Letter of Appointment – Novogen Limited (ACN 063 259 754)

Your appointment may be extended by mutual agreement or terminated as per section 9 of the Agreement.

3.	Fees and Expenses

Basic Fee

You will be paid a basic fee of $10,000 per month for the Services rendered, as detailed in the Schedule, paid on a monthly basis during the period of appointment, upon receipt of a valid invoice.

Additional Services

For any additional services that the Chairman or the CEO may request you to provide, from time to time, you will be paid at an hourly rate of $200 per hour. All additional services must be listed in an invoice, including the matters worked on and the number of hours allocated to each matter.

Please note that all fees in this section 3 are exclusive of Good and Services Tax (GST), as imposed by the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Expenses

Novogen will reimburse you of all reasonable expenses incurred in the performance of the Services.

For all material expenses, you will require prior approval in writing from the CEO.

Invoices

Sabio Solutions Pty Ltd must provide a valid invoice to Novogen the Services rendered each month during the Term, addressed to the Chief Financial Officer, payable within 15 days by Novogen.

The invoice must be sent to Accounts@novogen.com

4.	Authority and Representation

For the purpose of your Duties and Responsibilities, as set out in the Schedule of this Agreement, you are given the authority to represent and act on behalf of Novogen.

The powers given to you in this section 4 remain, at any time during your appointment, subject to the Chairman’s and CEO’s supervision and approval.

The Board may alter, change or amend, at their discretion, the powers given to you in this section 4 at any time during your appointment.

5.	Meetings and Reports

At the request of the Chairman and/or the CEO you may be asked, as necessary, to attend by teleconference a meeting in whole or in part.

You must provide written reports to the Chairman and CEO when required. The reports should capture all the relevant information in relation to the Services.

Letter of Appointment – Novogen Limited (ACN 063 259 754)

6.	Confidentiality

Confidential Information means all information concerning Novogen, its business methods and any affiliated entity, their technologies, policies, marketing strategies, Intellectual Property and any other information relating to the affairs of the Company.

Without limiting or derogating from in any way any rule of law or equity, you must not without the prior written consent of Novogen publish or divulge any Confidential Information to any person unless such publication or disclosure is made in the normal course of your duties.

You must, following Novogen’s request, sign a confidentiality agreement containing provisions similar to the provisions in this section 6 in favour of any member of Novogen.

This section 6 survives termination of your appointment with respect to any information until such information is no longer regarded as Confidential Information.

7.	Intellectual Property

Intellectual Property means all industrial and intellectual property rights throughout the world, including trademarks, logos, service marks, trade names, business names, copyrights, designs, patents, inventions, processes and other technical know-how (including extraction and manufacturing know-how), secret information and other rights in industrial or intellectual property and applications for them or licence agreements or other arrangements under which a person has the right to use any of them.

You must assign to Novogen all Intellectual Property, created in the course of your appointment, or by any use of the Novogen’s facilities, resources or Intellectual Property.

This section 7 survives termination of your appointment.

8.	Trading Restriction

You are prohibited to trade in the Company’s securities during the Term of your appointment, unless it has been expressly authorised by the Chairman and CEO.

You must confirm all approved trades in securities once settled with the CEO in a timely fashion.

9.	Termination

Either party may terminate the Agreement, provided that a notice of 4 weeks is given in writing. If the notice is to be given during the Term where less than 4 weeks remain, the notice will equate half the time remaining until the end of the Term.

Letter of Appointment – Novogen Limited (ACN 063 259 754)

Congratulations. We believe this appointment will form the basis of a mutually rewarding relationship.

Yours sincerely,

Dr James Garner

Managing Director, Chief Executive Officer

By signing this Letter Agreement, you agree to the terms and conditions as set out in this letter and its Schedule,

Catherine Hill
Director, Sabio Solutions Pty Ltd Date:

Letter of Appointment – Novogen Limited (ACN 063 259 754)

SCHEDULE

Duties and Responsibilities

A.	Perform the duties and responsibilities of a Company Secretary as required by the Corporations Act (CA), the Company’s Constitution, the Australian Securities Exchange (ASX) Listing Rules, the Securities Exchange Commission (SEC) and NASDAQ rules - as applicable - and any other relevant legislation or regulation, such as:

(1)	ensure that the Company complies with its statutory obligations under any relevant laws and regulations;

(2)	statutory records

i.	maintain registers

ii.	ensure requisite retention of documents and records;

(3)	ensure lodgement of statutory forms/returns and reporting under the CA, ASX and other relevant legislation/regulation, including,

i.	half-yearly and annual accounts

ii.	annual return

iii.	change in Directors, secretaries

(4)	ensure compliance with the ‘continuous disclosure’ requirements of the CA and the ASX Listing Rules,

i.	lodgement of Company announcements

ii.	coordination of disclosure requirements under ASX Listing Rules

iii.	act as main contact for ASX;

(5)	ensure compliance with the ‘continuous disclosure’ requirements of SEC and NASDAQ Market watch rules,

i.	Edgarisation and filing of Company announcements

ii.	coordination of disclosure requirements under SEC and NASDAQ MarketWatch

iii.	act as main contact for NASDAQ;

(6)	Board meetings

i.	arrange/co-ordinate

ii.	set agenda

iii.	compile and circulate papers to Directors prior to meetings

iv.	take minutes

v.	initiate and direct action to give practical effect to decisions;

(7)	record (and advise ASIC/ASX where necessary) declarations/conflicts of interest of Directors, including in relation to securities held in the Company;

Letter of Appointment – Novogen Limited (ACN 063 259 754)

(8)	assist with/attend to signing of contracts and other documentation;

(9)	ensure adherence with the Company’s Constitution;

(10)	carry out other functions, if any, required of the Company Secretary by the Constitution;

(11)	assist the Chairman and Directors in the conduct of meetings and their directorial and governance obligations and responsibilities.

B.	Carry out other duties related to the corporate administration of the Company, being:

(1)	establish a timetable of corporate actions required during the year pursuant to CA (and ASX listing rules where applicable);

(2)	prepare a report to the Board of Directors’ meetings covering such areas as,

i.	share/shareholder statistics

ii.	disclosure reports/ASIC filings/ASX releases

iii.	Directors’ interests

iv.	changes in applicable laws/regulations;

(3)	manage the corporate governance framework,

i.	prepare charters for committees

ii.	write corporate governance report

iii.	prepare a corporate governance/policy manual for Directors/ management

iv.	prepare corporate governance statement as required by the ASX Listing Rules;

(4)	annual/half-yearly accounts,

i.	assist CFO with compilation

ii.	provide information for Directors’ Reports & Notes

iii.	ensure timely lodgement with ASIC/ASX;

(5)	annual report,

i.	prepare sections covering ASIC/ASX requirements

ii.	generally assist with compilation

iii.	ensure timely lodgement with ASIC/ASX and arrange distribution to shareholders;

(6)	general meetings,

i.	arrange AGM (and any other extraordinary general meetings)

ii.	draft and give due notice

iii.	prepare agenda

iv.	compile briefing notes for Chairman to conduct meeting

v.	manage proxy votes, corporate representatives

vi.	take minutes;

(7)	guidance to Directors and management on various matters such as (to the extent not otherwise provided by professional advisers) CA/ASX listing rules;

Letter of Appointment – Novogen Limited (ACN 063 259 754)

(8)	arrange issuance, allotment, notification under CA (and ASX listing where applicable) of shares & issues pursuant to option plans,

(9)	address specific shareholder relations/enquiries,

(10)	liaise with stakeholders, such as professional advisers in relation to various corporate matters, and

(11)	other matters as reasonably required by Directors or the CEO from time to time.

Letter of Appointment – Novogen Limited (ACN 063 259 754)